Exhibit 99.1

Contacts:

Joshua A. Grass Director, Business Development and Finance BioMarin Pharmaceutical Inc. 415.506.6777	Susan Ferris Manager, Corporate Communications BioMarin Pharmaceutical Inc. 415.506.6701

For Immediate Release:

BioMarin Announces Appointment of Jean-Jacques Bienaimé

as Chief Executive Officer

Novato, CA, May 12, 2005 – BioMarin Pharmaceutical Inc. (Nasdaq and SWX: BMRN) announced today that its board of directors has elected Jean-Jacques Bienaimé as the company’s Chief Executive Officer, effective immediately, and that he will serve as a member of BioMarin’s board of directors. Mr. Bienaimé joins BioMarin from Genencor International, Inc. where he served as the Chairman, Chief Executive Officer, and President.

“Over the past nine months, with the help of Spencer Stuart executive search firm, we conducted an extensive search and interviewed multiple well-qualified candidates. We are delighted to have Mr. Bienaimé join our team and welcome his leadership at this important time in our company’s history,” stated Pierre Lapalme, Chairman of BioMarin. “Throughout his career, Mr. Bienaimé has repeatedly demonstrated his ability to provide the strategic leadership necessary to leverage a company’s strengths and build stockholder value. With his in-depth experience in the biotechnology and pharmaceutical industries, we are confident that he will provide the insight and vision needed to firmly establish BioMarin as a leader in the biotechnology industry.” Mr. Lapalme continued, “On behalf of each member of the board, I express my most sincere thanks to the entire BioMarin management team for their dedication and commitment to the tasks at hand in the period leading up to Mr. Bienaimé’s appointment.”

“I am honored to have been selected as CEO of BioMarin,” stated Mr. Bienaimé. “BioMarin has accomplished a great deal in its relatively short history, and I look forward to building upon the successes it has had to date.”

Mr. Bienaimé, 51, brings with him over 25 years of management experience in the biotechnology and pharmaceutical industries. He joined Genencor, a biotechnology company focused on industrial bioproducts and the health care industry, in November 2002. Under his leadership, Genencor’s revenues increased substantially to over $400 million, the company’s health care efforts were refocused to target cancer biotherapeutics, and shareholder value increased dramatically, culminating in the sale of Genencor to Danisco this spring for an enterprise value over $1.1 billion. Before joining Genencor, Mr. Bienaimé served as Chairman, President and Chief Executive Officer of Sangstat Medical Corporation, an immunology-focused biotechnology company that he guided to profitability prior to its acquisition by Genzyme Corporation in September 2003 for over $600 million.

Prior to SangStat, Mr. Bienaimé held several senior management positions at Rhône-Poulenc Rorer Pharmaceuticals (now Sanofi-Aventis), culminating in the position of Senior Vice President of Worldwide Marketing and Business Development. Earlier in his career, he worked at Genentech, Inc. where he was involved in the launch of tissue plasminogen activator (t-PA) for the treatment of heart attacks.

Mr. Bienaimé is a member of the board of directors of the Biotechnology Industry Organization (BIO), Aerogen, Inc., NeurogesX, Inc., and Saegis Pharmaceuticals, Inc., and is a member of the advisory board of Bellevue Asset Management’s BioVentures II fund. He received an MBA from the Wharton School at the University of Pennsylvania and an undergraduate degree in economics from the Ecole Supérieure de Commerce de Paris.

About BioMarin

BioMarin develops and commercializes innovative biopharmaceuticals for serious diseases and medical conditions. The company’s product portfolio is comprised of two approved products, Aldurazyme® (laronidase) for mucopolysaccharidosis I (MPS I) and Orapred® (prednisolone sodium phosphate oral solution) for severe asthma, and multiple investigational product candidates including rhASB (galsulfase), a BLA/MAA-stage product candidate under regulatory review for the treatment of mucopolysaccharidosis VI (MPS VI), and Phenoptin™ (sapropterin hydrochloride), a Phase 3 product candidate for the treatment of phenylketonuria (PKU). For additional information, please visit www.BMRN.com. Information on BioMarin’s website is not incorporated by reference into this press release.

Forward-Looking Statement

This press release contains forward-looking statements about the business prospects of BioMarin Pharmaceutical Inc., including, without limitation, statements about: the BioMarin’s product Orapred and BioMarin/Genzyme LLC’s product Aldurazyme; the development of BioMarin’s product candidates rhASB, Phenoptin, Phenylase and Vibrilase; the continued clinical development and commercialization of Aldurazyme, Orapred, rhASB and Phenoptin; and actions by regulatory authorities, including actions related to rhASB. These forward-looking statements are predictions and involve risks and uncertainties such that actual results may differ materially from these statements. These risks and uncertainties include, among others: our joint venture partner’s success in continuing the commercialization of Aldurazyme; results and timing of current and planned preclinical studies and clinical trials, including the Phase 3 clinical trial of Phenoptin; the content and timing of decisions by the U.S. Food and Drug Administration, the European Commission and other regulatory authorities concerning each of the described products; the market for each of these products; the possible development of competing products; and those factors detailed in BioMarin’s filings with the Securities and Exchange Commission, including, without limitation, the factors contained under the caption “Factors That May Affect Future Results” in BioMarin’s 2004 Annual Report on Form 10-K, as amended, and the factors contained in BioMarin’s reports on Form 8-K. Stockholders are urged not to place undue reliance on forward-looking statements, which speak only as of the date hereof. BioMarin is under no obligation, and expressly disclaims any obligation to update or alter any forward-looking statement, whether as a result of new information, future events or otherwise.

Aldurazyme® is a registered trademark of BioMarin/Genzyme LLC.

Orapred® is a registered trademark of Medicis Pediatrics, Inc. and is used under license.

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